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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: January 28, 2000


                               TRO LEARNING, INC.
                               ------------------
             (Exact name of Registrant as specified in its charter)


Delaware                                       0-20842                          36-3660532
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
(State or other jurisdiction            (Commission File Number)               (I.R.S. Employer
of incorporation)                                                        Identification Number)
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1721 Moon Lake Boulevard, Suite 555, Hoffman Estates, IL                   60194
--------------------------------------------------------                   -----
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code:  (847) 781-7800
                                                     --------------


                                 Not Applicable
                                 --------------
                        (Former name or former address if
                           changed since last report)










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ITEM 5.  OTHER EVENTS
         ------------

TRO Learning, Inc. (the "Company") today filed its Form 10-K for fiscal 1999 with the Securities and Exchange Commission. As previously reported, the Company had record PLATO(R) Education results for its fiscal 1999 year. Courseware and Professional Services revenues increased 13% to $40.5 million from $35.7 million in 1998. The Company also reported pre-tax income of $5.0 million for its fiscal
1999 year, a 64% increase over the prior year. Net income reported by the Company for fiscal 1999 was $15 million compared to net income of $3 million in fiscal year 1998 (includes a nonrecurring tax benefit in fiscal 1999 of $10 million). Fully diluted earnings per share were $2.03 ($0.70 per share excluding the nonrecurring tax benefit) compared to net income of $0.47 per fully diluted share for the year ended October 31, 1998.

Basic earnings per share for fiscal 1999 were previously reported at $2.27. With completion of the year-end audit and final accounting treatment for the January
1999 convertible preferred stock transaction, basic earnings per share for fiscal 1999 have been revised to $2.18. This revision is purely a technical accounting revision, and had no effect on revenues, net income or fully diluted earnings per share for the year.

In conjunction with this revision, the Company will be amending its previously filed Forms 10-Q for fiscal 1999 to reflect necessary changes in previously reported earnings per share and balance sheet amounts for the convertible preferred stock and stockholder's equity at interim periods in fiscal 1999.


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                                   SIGNATURES
                                   ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on January 28, 2000.


                                     TRO LEARNING, INC.




                              By     /s/ John Murray
                                     ------------------------------
                                     John Murray
                                     President, Chief Operating Officer
                                     and Acting Chief Financial Officer